UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

(Post Effective Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioCorRx, Inc.
(Exact name of registrant as specified in its charter)

Nevada	26-0685980
(State or other jurisdiction of incorporation or organization)	(IRS Employee Identification No.)

601 N. Parkcenter Drive, Suite 103

Santa Ana, CA 92705

(Address, including zip code, of registrant’s principal executive offices)

2014 Stock Option Plan
(Full title of the plan)

Lourdes Felix

Chief Financial Officer

BioCorRx Inc.

601 N. Parkcenter Drive, Suite 103

Santa Ana, CA 92705

(714) 462-4880

(Telephone number, including area code, of agent for service)

COPIES TO:

Alan A. Lanis Jr., Esq.

Richardson & Patel, LLP

1100 Glendon Avenue, Suite 850

Los Angeles, CA 90024

Phone: (310) 208-1182

Fax: (310) 208-1154

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	20,000,000	$0.14	$2,800,000	$360.64

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on November 13, 2014, as reported on the OTC Electronic Bulletin Board.

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EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-200356) of BioCorRx, Inc. filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2014. This Amendment is being filed with the SEC to furnish the signatures of the Board of Directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)	The Registrant's Annual Report on Form 10-K filed with the Commission on April 14, 2014;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 as filed with the Commission on May 14, 2014, August 14, 2014, and November 10, 2014 respectively;

(c)

The Registrant’s Current Reports on Form 8-K filed as filed with the Commission on May 5, 2014 (as amended on June 25, 2014), May 8, 2014, May 9, 2014, June 9, 2014 (as amended on July 18, 2014), June 27, 2014, July 1, 2014, July 3, 2014, July 11, 2014, July 17, 2014, August 15, 2014, August 27, 2014, September 30, 2014, October 9, 2014, and November 11, 2014; and

(d)	The description of the Registrant's common stock, $0.001 par value, included in the Schedule 14C as filed with the Commission on April 17, 2014.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Richardson & Patel LLP and its principles have accepted shares of the Registrant’s common stock in exchange for services rendered to the Registrant in the past and, although the law firm and its principles are under no obligation to do so, they may continue to accept the Registrant’s common stock for services rendered by them. As of the date of this registration statement, Richardson & Patel LLP and its principals do not own any shares of the Registrant’s common stock.

Item 6.  Indemnification of Directors and Officers.

Section 78(1)(2)(3) & (4) of the Nevada Revised Statutes permits corporations to indemnify a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Amended and Restated Articles of Incorporation and By-laws allows us to indemnify and hold harmless our directors and officers from any liability or damage incurred by them as a result of the performance of their duties to the Company within the scope of their authority, or because of their position as officers and directors of the Company, to the maximum extent permitted by and subject to the limitations of applicable state and federal law. The Company is also authorized to enter into separate indemnification agreements with its officers and directors in accordance with any resolution duly adopted by the Company’s Board of Directors.

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Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality (1)
10.1	2014 Stock Option Plan (1)
23.1	Consent of Kling & Pathak LLP (1)
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5) (1)

(1) Previously filed with Registrant's Registration Statement on Form S-8 filed on November 19, 2014 (File No. 333-200356)

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Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Ana, State of California, on November 18, 2014.

BioCorRx, Inc.

/s/ Lourdes Felix
By: Lourdes Felix
Its: Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: November 18, 2014	/s/ Kent Emry
Kent Emry, Director

Dated: November 18, 2014	/s/ Neil Muller
Neil Muller, President and Director

Dated: November 18, 2014	/s/ Jorge Andrade Jr.
Jorge Andrade Jr., Director

Dated: November 18, 2014	/s/ Brady Granier
Brady Granier, Chief Operating Officer and Director

Dated: November 18, 2014	/s/ Lourdes Felix
Lourdes Felix, Chief Financial Officer and Director

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